Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Taylor & Martin Enterprises, Inc.:

We consent to the use of our report dated August 23, 2012, with respect to the consolidated balance sheets of Taylor & Martin Enterprises, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Houston, Texas

August 29, 2012